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                                                                    EXHIBIT 10.3

                              CONSULTING AGREEMENT
                              --------------------

     THIS CONSULTING AGREEMENT is entered into effective as of June 27, 1997 , by and between INNOVASIVE DEVICES, INC. (the "Company") and Richard B. Caspari, M.D. (the "Consultant").

     WHEREAS, Consultant has extensive experience and national recognition in the field of orthopedics; and

     WHEREAS, the Company has contracted to purchase certain of the assets and to assume certain of the liabilities of MedicineLodge, Inc., a Delaware corporation, (the "Purchase") pursuant to the terms and conditions of that certain Asset Purchase Agreement by and among the Company, MedicineLodge, Inc., and certain shareholders of MedicineLodge, Inc. dated February 4, 1997 (the "Asset Purchase Agreement"); and

     WHEREAS, the Company wishes to engage the services of Consultant from and after the Closing Date, as that term is defined in the Asset Purchase Agreement, and Consultant is desirous of providing such services to the Company, upon the terms and conditions set forth herein:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. Consultant is hereby retained by the Company to render consulting services to the Company in the field of arthroscopic and sports medicine surgical devices and the Consultant agrees to render such consulting services to the Company for a period of four years from the date first set forth above subject to the terms and conditions hereinafter contained.

     2. In consideration of the services to be rendered by Consultant hereunder, the Company agrees to grant to Consultant an option to acquire 40,000 shares of common stock of Company (the "Option") pursuant to the Company's 1996 Omnibus Stock Plan and shall be evidenced by, and subject to the terms and conditions of, the Stock Option Agreement which is set forth as Exhibit 8.1(e) to the Asset Purchase Agreement. If this Agreement is terminated pursuant to
          Section 9 below or due to the death or disability of the Consultant during any of the option vesting periods set forth above, then that portion of the number of option shares as would have vested on the next vesting date after such termination as is proportional to the pro rata portion of the vesting period occurring prior to the date of termination, death or disability, as the case may be, shall vest and become immediately exercisable.

     3. Consultant shall be reimbursed for his reasonable business expenses incurred at the Company's request and agreed to by Consultant upon presentation of vouchers for such expenses. Major travel and expenditure items shall be pre-approved and incurred in accordance with normal Company travel and expense policies.

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     4.        It is understood that Consultant shall be an independent
          contractor who shall render consulting services to the Company, and shall not be considered nor treated as an employee of the Company.

     5. Consultant shall consult for and on behalf of the Company in areas of arthroscopic and sports medicine surgical devices, including but not limited to surgeon workshop training, conduct of required training symposia and customer visitations from time to time as requested by the Company, but at such times as to not interfere unreasonably with his other activities set forth on Schedule 4.13(c) of the Asset Purchase Agreement. Consultant shall not be obligated to render any services in a given month if not requested to do so by the Company. It is anticipated that Consultant will, at a minimum, render 50 hours per quarter in consulting services to the Company.

     6. (a) Consultant agrees that all data, reports, equipment and other property furnished to Consultant by the Company or produced by Consultant in the course of and as part of his performance of consulting services hereunder shall remain, during the term of this Consulting Agreement or any time thereafter, the property of the Company.

          (b) Consultant agrees not to disclose to any person, entity, firm or corporation, either during the term of this Consulting Agreement or at any time thereafter, any confidential or proprietary information concerning the conduct, affairs, research, development, inventions, processes, techniques, technical information, products, plans, employees, business prospects or assets of the Company, nor shall Consultant use any such information for his own benefit or for the benefit of a third party; provided, however, that the Consultant may
                                  --------  -------
disclose any proprietary or confidential information to third parties that affects the safety or efficacy of any product and may also disclose any such information in the context of academic writings and presentations so long as he does not disclose trade secrets of the Company or patentable information of the Company that is not yet the subject of a filed patent application.

          (c) Consultant agrees that during the term of this Consulting
Agreement: (i) he will promptly disclose to the Company or any persons designated by the Company, all inventions, improvements, formulas, processes, techniques, know-how, data, analysis or other proprietary information, whether or not patentable, related to the consulting services to be performed hereunder, and made, conceived, first reduced to practice, or learned by Consultant, either alone or jointly with others, in the course of and as part of the performance of consulting services hereunder (hereinafter referred to as "Inventions"); (ii) all Inventions shall be works made for hire and, therefore, the property of the Company and its assigns; (iii) the Consultant will execute and deliver to the Company assignments, in form satisfactory to the Company, and take all other lawful action requested by the Company to vest title to all said Inventions in the Company and its assigns; (iv) the Consultant will do or cause to be done all other reasonable acts requested by the Company, at

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Company's expense, for the preparation of applications for, and the procurement, issuance, and maintenance of patents and/or copyrights related to said Inventions, or any of them, under the applicable laws of the United States and any foreign countries; and (v) except as noted on Schedule 4.13(c) to the Asset Purchase Agreement, and in accordance with the procedure set forth in the immediately following sentence, Consultant will not, without the prior written consent of the Company, directly or indirectly, in any capacity, engage in any aspect of the sale, distribution, invention, manufacture or development of arthroscopic and sports medicine surgical devices for or on behalf of any person or entity other than the Company or solicit or encourage, or assist other persons or entities to solicit or encourage, any employees, agents, representatives or customers of the Company, or any of its affiliates, to terminate or materially alter their relationship with the Company or any of its affiliates, to become employed by any other person or entity. If the Consultant seeks the consent of the Company in order to engage in the activities set forth in Section 6(c)(v), the Consultant will notify the Chief Financial Officer of the Company in writing of the Consultant's desire to engage in such activity and request the consent of the Company as such, and the Company will have up to 90 days in which to give its written consent or state in writing its intention to retain the technology to which the Consultant's request applies and thus decline to consent to such request; provided, however, that if the Company fails to respond within 90 days of the Consultant's initial written request, the Company will be deemed to have declined its consent, in which case the Consultant may submit a second written request to the Company's Chief Financial Officer, and the Company will have an additional 30 days after such second request in which to respond in writing as to its consent or demurral; provided, further, that if the Company fails to respond in writing within such 30 days, the Company will be deemed to have given its consent to such second request.

          (d) Notwithstanding anything to the contrary herein contained, this Agreement shall not be applicable to any technology, inventions, improvements, machines, appliances, processes, products, techniques, data, discoveries, analyses, or proprietary information to which any Pre-existing Agreement is applicable. "Pre-existing Agreement" means any agreement entered into by Consultant prior to the date hereof and set forth on Schedule 4.13(c) of the Asset Purchase Agreement.

     7. Consultant understands and agrees that his obligations hereunder will be enforced to the fullest extent possible under the laws of any jurisdiction in which enforcement is sought. In the event there is a breach or threatened breach of the provisions of this Consulting Agreement, the Company shall be entitled to injunctive relief restraining Consultant from such breach or threatened breach.

     8. (a) Consultant's performance of consulting services hereunder shall terminate on the death of Consultant. This Consulting Agreement may be terminated by the Company at any time upon:

               (i) the disability of Consultant (as hereinafter defined); or

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              (ii) justifiable cause (as hereinafter defined).

          (b) For the purpose of the foregoing, the term "disability" shall mean the inability of Consultant, due to illness, accident, or any other physical or m ental incapacity, to perform substantially all of his consulting duties pursuant to this Agreement in a normal manner for a period of ten (10) consecutive weeks or for a total of twenty (20) weeks (whether or not consecutive) in any twelve-month period during the term of this Consulting Agreement.

          (c) For the purpose of the foregoing, the term "justifiable cause" shall include any willful breach by Consultant of his obligations under this Consulting Agreement or disclosure by Consultant to any person, firm or corporation other than the Company and its directors, officers or employees of any confidential information or trade secret of the Company or any attempt by Consultant to secure wrongfully any personal profit in connection with the business of the Company.

     9. This Consulting Agreement may be terminated by the Consultant at any time after he receives notice that the Company will be or has been acquired in a merger or other transaction whereby the Company ceases to exist, that substantially all of the assets of the Company will be or have been acquired by an unaffiliated entity or that there will be or has been a change in control of the Company which shall be defined as a change in the ownership or voting control of at least 50% of its issued and outstanding Common Stock. The Company shall give the Consultant written notice of any such transaction promptly following the first public disclosure that it has occurred or will occur.

     10. Consultant represents and warrants that: (i) he is able to perform the Consulting Services and he does not have any understanding or agreement with anyone else which restricts his ability to perform such services other than under the Preexisting Agreements; (ii) any services he provides and information or materials he develops for or discloses to the Company shall not in any way be based upon any information derived from any source other than the Company that he knew to be confidential or proprietary at the time of the services, development or disclosure, as the case may be, unless the Consultant is specifically authorized in writing by such source to use such proprietary information; and (iii) if the Company is held to be liable as a result of or arising from any breach by the Consultant of (i) or
          (ii) above, the Consultant shall indemnify the Company and hold it harmless from and against all liability and expense, including reasonable attorney's fees, provided that the Company notifies the Consultant of any such claim of liability promptly after the Company receives notice of it and cooperates with the Consultant in defendant against the claim. The Consultant shall notify the Company promptly if he ever becomes aware of such claim.

     11. This Consulting Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Consulting Agreement shall not be

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          assignable by Consultant. This Consulting Agreement may be terminated by the Consultant in his sole discretion at any time during the term hereof for any reason in which case there shall be no further vesting of his stock options under the Stock Option Agreement entered into concurrently herewith and the Consultant shall, for the remainder of the original four-year term of this Agreement, continue to be bound to the terms of Section 6(b) and (c) above which provisions shall, for such purpose, survive any such termination by the Consultant.

     12. In case any one or more of the provisions contained in the Consulting Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Consulting Agreement, but such provision shall be deemed deleted (or limited in accordance with the following sentence), and such deletion or limitation s hall not affect the validity of the other provisions of this Consulting Agreement. If any one or more of the provisions contained in this Consulting Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, any such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     13. This Consulting Agreement together with the Stock Option Agreement entered into concurrently herewith (the "Related Agreements") contains the entire agreement of the parties and may not be changed orally, but only upon a writing signed by the party against whom enforcement of any such changes are sought. It is agreed that a waiver by either party or a breach of any provision of this Consulting Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party. This Consulting Agreement shall be governed by the laws of the State of Massachusetts.

     14. This Consulting Agreement may be executed in counterparts by the parties hereto which shall together constitute a single document.

     15. Any notice which is required or permitted to be given to either party to this Agreement shall be deemed to have been given only if such notice is reduced to writing and delivered, either personally or by United States mail, with postage prepaid and return receipt requested, to the Company at the address set forth below and to the Consultant at the address set forth below.

          The Company:   Innovasive Devices, Inc.
                         734 Forest Street
                         Marlboro, MA  01752
                         Fax: (508) 460-8997

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          The Consultant:     Richard B. Caspari, M.D.
                              4405 Cox Road, #120
                              Glen Allen, VA 23060
                              Fax:  (804) 556-6865

     Either party may change his or its address by giving notice of such change in the manner set forth above. Delivery of notice by mail shall be deemed complete two days after the deposit of such notice in the United States mail.

     16. The Company shall indemnify, defend, and hold the Consultant harmless from and against any and all claims, demands, suits or actions presented or brought by third parties (including reasonable attorneys' fees incurred in connection with the investigation or defense of any of the foregoing) for injuries or deaths to persons caused by or arising out of, or alleged to have been caused by or to have arisen out of, the design manufacture, sale or use of the Company's products.

     17. In the event there is a dispute between the parties, the aggrieved party shall give the other party written notice of the existence of a dispute, including the basis of the dispute. Such notice shall be given within 30 days of the initiation of the dispute. The parties shall, in good faith, negotiate to resolve the dispute amongst themselves for a period of 60 days from the notice date. If, following the 60-day period, the parties have been unable to resolve the dispute, then such dispute shall be resolved through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator who has experience in intellectual property law and medical devices. Such arbitration shall be held in Boston, Massachusetts. The arbitrator shall have the right to grant such relief as he or she deems appropriate, including awarding legal and other costs of the proceeding. The award of the arbitrator shall be final and binding upon all the parties, and may be enforced in any court having jurisdiction over the parties.

                                 *    *     *

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.



CONSULTANT:                                INNOVASIVE DEVICES, INC.



/s/ Richard B. Caspari                     By: /s/ Richard D. Randall
------------------------                      ---------------------------
Richard B. Caspari, M.D.



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